Prospectus
Filed Pursuant to Rule 424(b)(3)
File No. 333-169716
iCAD, INC.
$75,000,000
Common Stock
     The shares of our common stock covered by this prospectus may be offered and sold to the public from time to time in one or more issuances. The aggregate offering price of all common stock sold under this prospectus will not exceed $75,000,000.
     This prospectus provides you with a general description of the shares of common stock that we may offer in one or more offerings. Each time we offer shares, we will provide a supplement to this prospectus that will contain more specific information about the terms of that offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. This prospectus may not be used to sell any of our common stock unless accompanied by a prospectus supplement.
     The securities offered by this prospectus may be sold directly by us to investors, through agents designated from time to time or to or through one or more underwriters or dealers or in other manners as set forth under the heading “Plan of Distribution”. In addition, each time we offer securities, the supplement to this prospectus applicable to such offering will provide the specific terms of the plan of distribution for such offering and the net proceeds that we expect to receive from such offering.
     You should read both this prospectus and the applicable prospectus supplement, as well as any documents incorporated by reference in this prospectus and/or the applicable prospectus supplement, before you make your investment decision.
     Our common stock is traded on the Nasdaq Capital Market under the trading symbol “ICAD.” On October 13, 2010, the last reported sale price of our common stock on the Nasdaq Capital Market was $1.60 per share.
     Investing in our securities involves risks. See the risks and uncertainties described under the heading “Risk Factors” beginning on page 5 of this prospectus, in any applicable prospectus supplement and under similar headings in the other documents that are incorporated by reference into this prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is October 13, 2010

PROSPECTUS SUMMARY
This summary is a brief discussion of material information contained in, or incorporated by reference into, this prospectus as further described below. This summary does not contain all of the information that you should consider before investing in the shares of our common stock being offered by this prospectus. We urge you to read carefully this entire prospectus, the documents incorporated by reference into this prospectus and all applicable prospectus supplements before making an investment decision.
About This Prospectus
     We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy common stock, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy common stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or common stock is sold on a later date.
     This prospectus is part of a Registration Statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, issue and sell to the public any part of the shares of common stock described in this prospectus in one or more offerings up to a total dollar amount of $75,000,000.
     This prospectus provides you with a general description of the common stock we may offer. Each time we sell the common stock, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information in this prospectus or in documents incorporated by reference in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus or in documents incorporated by reference in this prospectus, the statements made or incorporated by reference in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should carefully read both this prospectus and any prospectus supplement together with the additional information incorporated by reference into this Registration Statement before buying any common stock in this offering.

     The Registration Statement containing this prospectus, including exhibits to the Registration Statement, provides additional information about us and the common stock offered under this prospectus. The Registration Statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”
About iCAD, Inc.
     Unless the context requires otherwise, reference in this prospectus to “we”, “us” ,“our”, “iCAD”, or “Company” refers to iCAD, Inc. and its subsidiaries.
     iCAD is an industry-leading provider of advanced image analysis and workflow solutions that enable radiologists and other healthcare professionals to better serve patients by identifying pathologies and pinpointing cancer earlier. iCAD offers a comprehensive range of high-performance, expandable Computer-Aided Detection (CAD) systems and workflow solutions for mammography (film-based, digital radiography (DR) and computed radiography (CR), Magnetic Resonance Imaging (MRI), and Computed Tomography (CT)). iCAD’s solutions aid in the early detection of the most prevalent cancers including breast, prostate and colon cancer. Early detection of cancer is the key to better prognosis, less invasive and lower treatment costs, and higher survival rates. Performed as an adjunct to mammography screening, CAD has quickly become the standard of care in breast cancer detection, helping radiologists improve clinical outcomes while enhancing workflow. Computer-enhanced breast and prostate MRI analysis streamlines case interpretation workflow and generates more robust information for more effective patient treatment. CAD for mammography screening is also reimbursable in the U.S. under federal and most third-party insurance programs.
     iCAD’s CAD systems include proprietary algorithm and other technology together with standard computer and display equipment. CAD systems for the film-based analog mammography market also include a radiographic film digitizer, either manufactured by us or others for the digitization of film-based medical images.
     We intend to apply our core competencies in pattern recognition and algorithm development in disease detection to our future product development efforts. Our focus is on the development and marketing of cancer detection products for disease states where there are established or emerging protocols for screening as a standard of care. We expect to pursue development or acquisition of products for select disease states that demonstrate one or more of the following: it is clinically proven that screening has a significant positive impact on patient outcomes, where there is an opportunity to lower health care costs, where screening is non-invasive or minimally invasive and where public awareness is high. We also intend to pursue opportunities beyond CAD through possible strategic acquisitions as part of our growth strategy, as such we continue to actively evaluate strategic opportunities in adjacent markets that could leverage our opportunities for growth beyond our historic core markets.
     We have applied our patented detection technology and algorithms to the development of CAD solutions for use with virtual colonoscopy or CT Colonography (CTC) to improve the detection of colonic polyps. Our pattern recognition and image analysis expertise are readily applicable to colonic polyp detection and we have developed a CTC CAD solution. Virtual colonoscopy (CTC) is a technology that has evolved rapidly in recent years. Based on the results of the National CT Colonography trial, we expect that the market for virtual colonoscopy will grow along with the procedures for early detection of colon cancer. This trial demonstrated that CTC is highly accurate for the detection of intermediate and large polyps and that the accuracy of CTC is similar to a colonoscopy. CT Colonography or CTC is emerging as an alternative imaging procedure for evaluation of the colon. We have developed Veralook®, a product for computer aided detection of polyps in the colon using CTC and completed the clinical testing of its CTC CAD product in the first quarter of 2009. We filed a 510(k) application with the U.S. Food and Drug Administration, or FDA, in May 2009 seeking FDA clearance to market Veralook in the U.S. and received FDA clearance on August 4, 2010.
     We were incorporated under the laws of the State of Delaware in 1984 under the name Howtek, Inc. and changed our name to iCAD, Inc. in June 2002. Our principal executive offices are located at 98 Spit Brook Road, Suite 100, Nashua, NH 03062, and our telephone number is (603) 882-5200.
RISK FACTORS
     An investment in our common stock involves a high degree of risk. In addition to the risks detailed below, you should consider carefully the risk factors described in our periodic reports filed with the SEC (including the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent annual report on Form 10-K, as such may be revised or supplemented prior to the completion of this offering by more recently filed periodic or other reports, each of which is or upon filing will be incorporated herein by reference), which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future, and those identified in any applicable prospectus supplement, as well as other information in this prospectus and any applicable prospectus supplement and the documents incorporated by reference herein before purchasing any of our securities. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock.
     Before making an investment decision, you should carefully consider these risks as well as the other information we include or incorporate by reference in this prospectus, including our consolidated financial statements and the related notes. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties of which we are unaware or that we currently deem immaterial may also adversely affect our business operations. If any of these risks materialize, the trading price of our common stock could fall and you might lose all or part of your investment.
     This section includes or refers to forward-looking statements. Please see “Forward-looking Statements” beginning on page 7 for an explanation of the qualifications and limitations on such forward-looking statements.

Risks Related to a Common Stock Offering
Management will have broad discretion over the use of proceeds of an offering pursuant to this prospectus and could apply the proceeds to uses that do not increase our market value or improve our operating results.
     Management will have broad discretion over the use of proceeds of an offering of our common stock pursuant to this prospectus. Management could use proceeds for acquisitions of assets, businesses or securities, repayment of debt and capital expenditures and for working capital.
     We have not reserved or allocated any proceeds for any specific purpose. We may use our proceeds for purposes that do not result in any increase in our market value or improve our results of operations.
The sale of a substantial number of shares of our common stock could depress the price of our common stock. As a result, you may lose all or part of your investment.
     Our common stock is thinly traded, and the sale of a significant number of shares of our common stock pursuant to this prospectus could cause our stock price to decline. The downward pressure on our stock price caused by the sale of a significant number of shares of common stock could allow short sellers an opportunity to take advantage of any decrease in the value of our common stock. The presence of short sellers in our common stock may further depress the price of our common stock.
Securities analysts may not continue to provide coverage of our common stock or may issue negative reports, either of which could reduce the market price of our common stock.
     Securities analysts may not continue to provide research coverage of our common stock. If securities analysts do not cover our common stock, the lack of research coverage may cause the market price of our common stock to decline. The trading market for our common stock may be affected in part by the research and reports that industry or financial analysts publish about our business. If one or more of the analysts who cover us downgrades our stock, our stock price would likely decline rapidly. If one or more of these analysts ceases to cover us, we could lose visibility in the market, which in turn could cause our stock price to decline. It may be difficult for companies such as ours, with smaller market capitalizations, to attract independent financial analysts that will cover our common stock. Limited research coverage could have a negative effect on the market price of our stock.

FORWARD-LOOKING STATEMENTS
Certain statements in this Registration Statement or the documents incorporated by reference in this Registration Statement constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of iCAD to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those set forth under the caption “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” and “plan” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which speak only as of the date of the statement was made. iCAD undertakes no obligation to update any forward-looking statement.
USE OF PROCEEDS
     We will retain broad discretion over the use of the net proceeds from the sale of our common stock offered hereby. Except as described in any prospectus supplement, we currently anticipate using the net proceeds from the sale of our common stock hereby for making acquisitions of assets, businesses or securities, repayment of debt or capital expenditures, working capital and general corporate purposes.
PLAN OF DISTRIBUTION
     We may sell the common stock:
•	to or through one or more underwriters or dealers;

•	directly to purchasers, through agents; or

•	through a combination of any of these methods of sale.
     We may distribute the common stock:
•	From time to time in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the times of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

     We will describe the method of distribution of the common stock in the applicable prospectus supplement.
     We may determine the price or other terms of the common stock offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent in the applicable prospectus supplement.
     Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers (as their agents in connection with the sale of the common stock). In addition, underwriters may sell common stock to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agent. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act of 1933, as amended. As a result, discounts, commissions, or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each applicable prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.
     We may enter into agreements that provide for indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or for contribution with respect to payments made by the underwriters, dealers or agents and to reimburse these persons for certain expenses.
     We may grant underwriters who participate in the distribution of the common stock an option to purchase additional shares of common stock to cover over-allotments, if any, in connection with the distribution. Underwriters or agents and their associates may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.
     In connection with the offering of the common stock, certain underwriters and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the common stock. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase common stock for the purpose of stabilizing its market price.
     The underwriters in an offering of the common stock may also create a “short position” for their account by selling more common stock in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing common stock in the open market or by exercising any over-allotment option granted to them by us. In addition, any managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the common stock that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.
     In compliance with the current guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum compensation to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.
DESCRIPTION OF OUR CAPITAL STOCK
General
We are authorized to issue 85,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. As of October 1, 2010, there were 45,944,620 shares of common stock outstanding and no shares of preferred stock outstanding.
Common Stock
     The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. The holders of common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available therefore. In the event of liquidation, dissolution or winding up of iCAD, the holders of common stock are entitled to share in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of shares of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock.
Preferred Stock
     Our Board of Directors has the power, without stockholder approval, to issue shares of one or more series of preferred stock, at any time, for such consideration and with such relative rights, privileges, preferences and other terms as the Board may determine, including terms relating to dividend rates, redemption rates, liquidation preferences and voting, sinking fund and conversion or other rights. The rights and terms relating to any new series of preferred stock could adversely affect the voting power or other rights of the holders of the common stock or could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of iCAD.

LEGAL MATTERS
     Blank Rome LLP of New York, New York will pass upon the validity of the shares of common stock being offered by this prospectus.
EXPERTS
     The financial statements of iCAD, Inc. incorporated by reference in this prospectus constituting a part of this Registration Statement on Form S-3 have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent, and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the informational requirements of the Securities Exchange Act of 1934 and we file reports and other information with the SEC.
     You may read and copy any of the reports, statements, or other information we file with the SEC at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. Our SEC File Number for documents we filed under the Securities Exchange Act of 1934 is 001-09341.
     Our web site address is icadmed.com. We have included our web site address in this document as an inactive textual reference only, and the information contained in, or that can be accessed through, our web site does not constitute part of this prospectus.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     We have filed with the SEC, Washington, D.C., a Registration Statement on Form S-3 under the Securities Act of 1933, covering the securities offered by this prospectus. This prospectus does not contain all of the information that you can find in our Registration Statement and the exhibits to the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed or incorporated by reference as an exhibit to the Registration Statement.
     The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information in this prospectus and the documents listed below. We incorporate by reference the documents listed below, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the shares.

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;
2.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;
3.	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010;
4.	Our Current Report on Form 8-K filed with the SEC on March 5, 2010;
5.	Our Current Report on Form 8-K filed with the SEC on July 1, 2010;
6.	Our Current Report on Form 8-K filed with the SEC on September 28, 2010;
7.	Our Current Report on Form 8-K filed with the SEC on September 29, 2010;
8.	The description of our common stock contained in our Registration Statements on Form 8-A filed with the SEC and any amendments thereto; and
9.	All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of this offering, except any Compensation Committee Report on Executive Compensation included in any Proxy Statement filed by us pursuant to Section 14 of the Securities Exchange Act of 1934.
       You may request and we will provide a copy of these filings to you at no cost, by writing or telephoning us at iCAD, Inc., 98 Spit Brook Road, Suite 100, Nashua, New Hampshire 03062, telephone number (603) 882-5200. Attention: Darlene Deptula-Hicks.